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                                                                         EXHIBIT
                                                                         10.8

                              MOORE MEDICAL CORP.
                                P. O. BOX 1500
                             389 JOHN DOWNEY DRIVE
                          NEW BRITAIN, CT 06050-1500

                  CHANGE OF CONTROL AND POSITION PAYMENT PLAN

     1.   Purpose
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               The plan is designed to offer an incentive to selected key employees of the Company to continue in its employ by providing for severance payments if they should be affected by a "change in position" as a result of a "change of control and position."

     2.   Eligibility
          -----------

               The participants in this plan are the key employees of the Company selected for participation by the President, as evidenced by his letter to the employee advising him or her of participation, and extent of participation, in the plan. A participant's eligibility will terminate in the event of, and on, the material breach of his or her duties to the Company.

     3.   Severance Payment Conditions
          ----------------------------

               Severance will be payable to participants only if the following two defined conditions are both satisfied: (a) a "change of control" on or before December 31, 1999, and (b) a "change in position" within twelve months after the control party change.

               (a)  A "change of control" is:

                         (i) either (x) any merger or consolidation of the Company into or with another corporation (other than a subsidiary of the Company), or (y) the acquisition by another person or entity of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the common stock of the Company unless, immediately after such merger, consolidation or acquisition, the holders of common stock of the Company immediately prior to such merger, consolidation or acquisition own more than 50% of the voting capital stock of such other corporation or the voting equity interests of such person or entity; or

                         (ii) any sale by the Company of substantially all of the assets and business of the Company for cash, stock, or any combination thereof, unless, immediately after such sale, the holders of common stock of the Company immediately prior to such sale own 50% or more of the voting capital stock of the acquiring corporation or, if the acquiring person or entity is not a corporation, more than 50% of the voting equity interests of such acquiring person or entity; or

                         (iii) either (x) the election or removal of a majority of the directors of the Company as a result of a solicitation subject to Rule 14a-11 (or successor Rule) under the Securities Exchange Act of 1934 relating to the election or removal of directors, or (y) the election of directors constituting a majority of the directors of the Company by other than the action of directors a majority of whom consist of Continuing Directors; for purposes hereof, a "Continuing Director" means a director (aa) for whose election the

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                         Company solicited proxies pursuant to a proxy statement
                         under Regulation 14A of said Act, or (bb) who was elected by action of the directors a majority of whom were elected as described in clause (aa) hereof, or
                         (cc) who was elected by action of directors a majority of whom were elected as described in clause (aa) and/or clause (bb) hereof.

               (b) A participant's "change of position" is the termination of his or her employment by the Company (other than by reason of death, disability, or a material breach by the participant of his or her duties as an employee of the Company) or a substantial change in his or her duties. A participant will be considered to have had a substantial change in his or her duties only if:

                         (i) (x)the position level of the participant is lowered, or (y) the duties of the participant (if he or she held a corporate Vice President- position level immediately prior to the change of control) are changed to (aa) primarily consist of new duties not based upon his or her training or experience, or (bb) include substantial duties performed immediately prior to the change of control by employees of the Company previously subordinate to the participant, or (z) the principle location of employment by the Company of the participant is changed to a location more than 75 miles from his or her residence (for purposes hereof, such residence is to be the participant's residence when the intent of any party to cause a "change of control" becomes actually known to the participant or is first publicly disclosed); and

                         (ii) within 90 days after the occurance of any of the events referred to in clause (x), (y), or (z) of
                         Section 3(b)(i) hereof, he or she terminates his or her employment by the Company.

     4.   Severance Amount
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               Each participant's severance amount will be the amount stated in the President's letter referred to in paragraph 2, above, as a percentage of the participant's annualized W-2 gross salary plus employee 401(k) contribution, but will not include any amount computed with respect to any incentive or bonus compensation, Company 401(k) contribution, car allowance, or other Company provided benefit. Payment of severance amounts will be made within 45 days after the quarter-end during which the later of the two conditions described in paragraph 3, above, occurs. In no event shall the amount payable under this paragraph exceed an amount which would (when aggregated with any other amounts which would be subject to the Section 280G or Section 162(m) provisions hereinafter referred to) result in any part of a payment otherwise to be made under this paragraph constituting a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or a payment which, pursuant to
Section 162(m) of said Code, would not be deductible by the Company as compensation for federal income tax purposes..

     5.   Administration; Determinations
          ------------------------------

               The plan will be administered by the Board's Compensation Committee. All interpretations and implementations of the plan by the Committee not expressly inconsistent with the plan will be final and binding on the Company and all participants. Neither this plan nor any letter to a participant under Section 2 thereof can be changed orally and can be changed only by a writing specifically making a change and signed by the President of the Company.

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